Exhibit 2.5

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXECUTION COPY License Ref. No. L044568

AMENDMENT dated May 3, 2004 to the Intellectual Property Agreement dated as April 10, 2004, (hereinafter called the “IPA”) between INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation (hereinafter called “SELLER”), and APPLIED MICRO CIRCUITS CORPORATION, a corporation of Delaware (hereinafter called “BUYER”)

Whereas SELLER has identified errors in the IPA that require clarification;

In consideration of the premises and covenants herein contained, SELLER and BUYER hereby amend the IPA as follows:

1) In the definition section, delete the definition for “Licensed Product Information” and replace it with the following:

—”Licensed Product Information” shall mean, and be limited to, SELLER’s know-how, copyrightable information, data, software, scripts, documentation, business information, engineering, test program, and other technical information that are listed in Exhibit B as the same are in existence as of the Effective Date. Notwithstanding the foregoing, the term “Licensed Product Information” shall not include Excluded Information (except as provided below) even if such know-how or information is contained in the documents or expressly disclosed by the items listed in Exhibit B. The parties agree that (i) Licensed Product Information with respect to [*] specifically includes all [*] information contained therein and (ii) Licensed Product Information with respect to all items listed in Exhibit B specifically includes all Incidental Information. Also, Licensed Product Information shall be deemed to be Confidential Information of SELLER, even if not labeled as such.—

2) In Section 2.1

First line after BUYER insert:

—or BUYER’s Subsidiary—

3) In Section 3.2

At the end of the last paragraph, last sentence after the word “Furthermore” insert:

—except	as provided in subsections 3.2 (a) and (e) of this Agreement,—

4) In Exhibit A

[*]

5) In Exhibit B

Insert, in a new line immediately following [*]:

[*]

This	Amendment shall be effective as of the Closing Date.

Except as amended by this Amendment, all the rights, obligations and liabilities of the parties under the IPA shall otherwise remain in full force and effect as set out therein.

Agreed to:	Agreed to:
APPLIED MICRO CIRCUITS	INTERNATIONAL BUSINESS
CORPORATION	MACHINES CORPORATION

By: /s/ David Rickey	By:	Kevin Carswell
Name: David Rickey		Kevin Carswell
Title: Chairman, President and CEO		VP, Semiconductor
Products & Development
Date: May 5, 2004	Date:	May 5, 2004
	By:	/s/ Gerald Rosenthal
Gerald Rosenthal
Vice President
	Date:	May 3, 2004

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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